                                                                   EXHIBIT 99(A)

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

             RESPONSIBILITIES FOR CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements of EDS were prepared by management, which is responsible for their integrity and objectivity. The statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on judgments of management. Financial information elsewhere in this Exhibit 99(a) is consistent with that in the consolidated financial statements.

     Management is further responsible for maintaining a system of internal accounting controls designed to provide reasonable assurance that the books and records reflect the transactions of the Company and that its established policies and procedures are carefully followed. Perhaps the most important feature in the system of control is that it is continually reviewed for its effectiveness and is augmented by written policies and guidelines, the careful selection and training of qualified personnel, and a strong program of internal audit.

     The Company's independent auditors, KPMG Peat Marwick LLP, have audited the consolidated financial statements. Their audits were conducted in accordance with generally accepted auditing standards, which include the consideration of the Company's internal controls to the extent necessary to form an independent opinion on the consolidated financial statements prepared by management.

     The Board of Directors, through the EDS Audit Committee, is responsible for assuring that management fulfills its responsibilities in the preparation of the consolidated financial statements and for engaging the independent auditors. The Committee reviews the scope of the audits and the accounting principles being applied in financial reporting. The independent auditors, representatives of management, and the internal auditors meet regularly (separately and jointly) with the Committee to review the activities of each, to ensure that each is properly discharging its responsibilities and to discuss the effectiveness of the system of internal accounting controls. It is management's conclusion that the system of internal accounting controls as of and for the period ended December 31, 1995 provides reasonable assurance that the books and records reflect the transactions of the Company and that the Company complies with established policies and procedures. To ensure complete independence, KPMG Peat Marwick LLP have full and free access to meet with the Committee, without management representatives present, to discuss the results of their audits and the quality of the financial reporting.

/s/ LESTER M. ALBERTHAL, JR.                      /s/ JOSEPH M. GRANT
- ----------------------------------------          -------------------------
Lester M. Alberthal, Jr.                          Joseph M. Grant
Chairman of the Board                             Senior Vice President
President and Chief Executive Officer             Chief Financial Officer

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors
Electronic Data Systems Corporation:

     We have audited the accompanying consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     We hereby consent to the incorporation by reference of our report stated above in the following Registration Statements:

            REGISTRATION
FORM       STATEMENT NO.                                  DESCRIPTION
- ----    --------------------   -----------------------------------------------------------------
S-3     33-41557               General Motors Corporation Debt Securities
S-3     33-64229               General Motors Corporation Debt Securities
S-3     33-47343               General Motors Corporation $1 2/3 Par Value Common Stock
        (Post Effective
        Amendment No. 1)
S-3     33-49035               General Motors Corporation $1 2/3 Par Value Common Stock
        Amendment No. 1
S-3     33-56671               General Motors Corporation $1 2/3 Par Value Common Stock
        (Amendment No. 1)
S-3     33-49309               General Motors Corporation Dividend Reinvestment Plan
S-8     33-56753               The General Motors Personal Savings Plan for Hourly-Rate
                               Employees in the United States
S-8     33-54841               General Motors Amended 1987 Stock Incentive Plan
S-8     33-64197               General Motors Savings-Stock Purchase Program for Salaried
                               Employees in the United States
S-8     2-94690                1984 Electronic Data Systems Corporation Stock Purchase Plan
        (Post-Effective
        Amendment No. 1)
S-8     2-94691                1984 Electronic Data Systems Corporation Stock Incentive Plan
        (Post-Effective
        Amendment No. 1)
S-8     33-64681               EDS Deferred Compensation Plan
S-8     33-54833               EDS Puerto Rico Savings Plan

            REGISTRATION
FORM       STATEMENT NO.                                  DESCRIPTION
- ----    --------------------   -----------------------------------------------------------------
S-8     33-32322               Hughes Aircraft Company Salaried Employees' Thrift and Savings
                               Plan
                               Hughes Aircraft Company Tucson Bargaining Employees' Thrift and
                               Savings Plan
                               Hughes Aircraft Company California Hourly Employees' Thrift and
                               Savings Plan
                               Hughes Thrift and Savings Plan
S-8     33-54835               The GMAC Mortgage Corporation Savings Incentive Plan
S-8     33-64199               Hughes Electronics Corporation Incentive Plan
S-8     33-64691               Saturn Individual Savings Plan for Represented Members
S-8     33-64693               Saturn Personal Choices Savings Plan for Non-Represented Members
S-8     33-28714               Marketing & Systems Development Corporation 1985 Incentive Stock
                               Option Plan

/s/ KPMG PEAT MARWICK LLP
- ----------------------------------------
KPMG PEAT MARWICK LLP

Dallas, Texas
January 24, 1996 (March 29, 1996 as
to the consent in the last
paragraph on the preceding page)

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEARS ENDED DECEMBER 31,
                                                               -----------------------------------
                                                                 1995          1994         1993
                                                               ---------     --------     --------
                                                                  (IN MILLIONS EXCEPT PER SHARE
                                                               AMOUNTS)
Systems and other contracts revenues
  GM and affiliates.........................................   $ 3,891.1     $3,547.2     $3,323.7
  Outside customers.........................................     8,531.0      6,412.9      5,183.6
                                                               ---------     --------     --------
     Total..................................................    12,422.1      9,960.1      8,507.3
                                                               ---------     --------     --------
Costs and expenses
  Cost of revenues..........................................     9,601.6      7,529.4      6,390.6
  Selling, general, and administrative......................     1,291.5      1,187.1      1,005.4
                                                               ---------     --------     --------
     Total costs and expenses...............................    10,893.1      8,716.5      7,396.0
                                                               ---------     --------     --------
Operating income............................................     1,529.0      1,243.6      1,111.3
Interest and other income, net (Note 20)....................       (62.0)        40.6         20.0
                                                               ---------     --------     --------
Income before income taxes..................................     1,467.0      1,284.2      1,131.3
Provision for income taxes (Note 11)........................       528.1        462.3        407.3
                                                               ---------     --------     --------
Separate Consolidated Net Income............................   $   938.9     $  821.9     $  724.0
                                                               =========     ========     ========
Available Separate Consolidated Net Income
Average number of shares of GM Class E common stock
  outstanding (in millions) (Note 1) (Numerator)............       404.6        260.3        243.0
Class E dividend base (in millions) (Denominator)...........       483.7        481.7        480.6
Available Separate Consolidated Net Income..................      $795.5       $444.4       $367.2
                                                                  ======       ======       ======
Earnings Attributable to GM Class E Common Stock on a Per
  Share Basis (Note 1)......................................       $1.96        $1.71        $1.51
                                                                   =====        =====        =====

See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                                    1995            1994
                                                                                  ---------       --------
                                                                                       (IN MILLIONS)
ASSETS
Current assets
  Cash and cash equivalents....................................................   $   548.9       $  608.2
  Marketable securities (Note 3)...............................................        89.7          149.6
  Accounts receivable, net.....................................................     2,872.0        2,082.1
  Accounts receivable from GM and affiliates...................................       297.0           65.4
  Inventories..................................................................       181.2          137.8
  Prepaids and other...........................................................       392.7          311.0
                                                                                  ---------       --------
      Total current assets.....................................................     4,381.5        3,354.1
                                                                                  ---------       --------
Property and equipment, at cost less accumulated depreciation (Note 4).........     3,242.4        2,756.6
                                                                                  ---------       --------
Operating and other assets
  Land held for development, at cost (Note 5)..................................       105.1           97.4
  Investment in leases and other (Note 6)......................................     1,573.5        1,308.8
  Software, goodwill, and other intangibles, net (Notes 7 and 19)..............     1,529.9        1,269.6
                                                                                  ---------       --------
      Total operating and other assets.........................................     3,208.5        2,675.8
                                                                                  ---------       --------
Total Assets...................................................................   $10,832.4       $8,786.5
                                                                                  =========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable.............................................................   $   603.9       $  571.1
  Accrued liabilities (Note 8).................................................     1,704.5        1,451.0
  Deferred revenue.............................................................       629.3          536.7
  Income taxes (Note 11).......................................................        75.9          111.0
  Notes payable (Note 9).......................................................       247.8          203.4
                                                                                  ---------       --------
      Total current liabilities................................................     3,261.4        2,873.2
                                                                                  ---------       --------
Deferred income taxes (Note 11)................................................       739.7          659.8
                                                                                  ---------       --------
Notes payable (Note 9).........................................................     1,852.8        1,021.0
                                                                                  ---------       --------
Commitments and contingent liabilities (Notes 17 and 18)
Stockholder's equity (Notes 10 and 12)
  Common stock, without par value; authorized 1,000.0 shares. Issued and outstanding 483.7 and 481.7 shares at December 31, 1995 and 1994,
    respectively...............................................................       517.7          455.1
  Retained earnings............................................................     4,460.8        3,777.4
                                                                                  ---------       --------
      Total stockholder's equity...............................................     4,978.5        4,232.5
                                                                                  ---------       --------
Total Liabilities and Stockholder's Equity.....................................   $10,832.4       $8,786.5
                                                                                  =========       ========

See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEARS ENDED DECEMBER 31,
                                                                         -----------------------------------
                                                                           1995         1994         1993
                                                                         ---------    ---------    ---------
                                                                                    (IN MILLIONS)
Cash Flows from Operating Activities
  Net income..........................................................   $   938.9    $   821.9    $   724.0
                                                                         ---------    ---------    ---------
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization.....................................     1,107.8        771.1        626.8
    Deferred compensation.............................................        58.8         62.0         33.8
    Other.............................................................        33.0         30.9        (17.7)
    Changes in assets and liabilities, net of effects of acquired companies:
      Increase in accounts receivable.................................      (611.5)      (605.4)      (200.8)
      (Increase) decrease in accounts receivable from GM and
         affiliates...................................................      (227.8)        51.1        (56.0)
      Increase in inventories.........................................       (41.9)        (1.9)       (15.5)
      Increase in prepaids and other..................................       (59.7)       (57.0)       (26.8)
      Increase (decrease) in accounts payable and accrued
         liabilities..................................................       (76.0)       453.2         27.4
      Increase in deferred revenue....................................        81.0         79.1        137.1
      Increase (decrease) in taxes payable............................        56.4        (72.5)       188.7
                                                                         ---------    ---------    ---------
    Total adjustments.................................................       320.1        710.6        697.0
                                                                         ---------    ---------    ---------
Net cash provided by operating activities.............................     1,259.0      1,532.5      1,421.0
                                                                         ---------    ---------    ---------
Cash Flows from Investing Activities
  Proceeds from sales of marketable securities........................       163.6        370.0        234.2
  Proceeds from investments in leases and other assets................        87.8        134.6        217.3
  Payments for purchases of property and equipment....................    (1,261.5)    (1,186.0)      (816.4)
  Payments for investments in leases and other assets.................      (356.3)      (395.7)      (170.6)
  Payments related to acquisitions, net of cash acquired..............      (234.9)      (186.6)      (122.1)
  Payments for purchases of software and other intangibles............       (92.0)       (77.0)      (119.0)
  Payments for purchases of marketable securities.....................      (100.9)      (248.9)      (292.5)
  Other...............................................................        12.7         49.9          1.4
                                                                         ---------    ---------    ---------
  Net cash used in investing activities...............................    (1,781.5)    (1,539.7)    (1,067.7)
                                                                         ---------    ---------    ---------
Cash Flows from Financing Activities
  Proceeds from notes payable.........................................     7,466.7     10,821.0      2,527.7
  Payments on notes payable...........................................    (6,776.3)   (10,300.7)    (2,648.7)
  Net decrease in current notes payable with maturities less than 90
    days..............................................................          --       (102.9)       (99.0)
  Employee stock transactions and related tax benefit.................        26.0         20.2         33.9
  Cash dividends paid to GM...........................................      (251.3)      (231.1)      (192.1)
                                                                         ---------    ---------    ---------
  Net cash provided by (used in) financing activities.................       465.1        206.5       (378.2)
                                                                         ---------    ---------    ---------
Effect of Exchange Rate Changes on Cash and Cash Equivalents..........        (1.9)        25.5        (13.6)
                                                                         ---------    ---------    ---------
Net Increase (Decrease) in Cash and Cash Equivalents..................       (59.3)       224.8        (38.5)
Cash and Cash Equivalents at Beginning of Year........................       608.2        383.4        421.9
                                                                         ---------    ---------    ---------
Cash and Cash Equivalents at End of Year..............................   $   548.9    $   608.2    $   383.4
                                                                         =========    =========    =========

See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Electronic Data Systems Corporation is a provider of information technology using advanced computer and communications technologies to meet the business needs of its clients. As used herein, the terms "EDS" and "the Company" refer to Electronic Data Systems Corporation and its consolidated subsidiaries. EDS offers its clients a continuum of services in over 40 countries worldwide. This continuum includes the management of computers, networks, information systems, information processing facilities, business operations, and related personnel, as well as management consulting services. (See Note 14 for geographic segment information.)

     General Motors Corporation (GM) acquired all of the capital stock of EDS in October 1984. Prior to that time, EDS had been an independent, publicly held corporation. Electronic Data Systems Holding Corporation was incorporated in Delaware in 1994 for the purpose of holding the capital stock of EDS, which was incorporated in Texas in 1962. Accordingly, EDS is an indirect wholly owned subsidiary of GM.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of EDS and all majority-owned subsidiaries. The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for under the equity method, with the remaining investments carried at cost.

     Earnings Attributable to GM Class E Common Stock on a Per Share Basis have been determined based on the relative amounts available for the payment of dividends to holders of GM Class E common stock. Holders of GM Class E common stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of GM (which includes 100% of the stock of EDS). Dividends on the GM Class E common stock are declared out of the Available Separate Consolidated Net Income of EDS earned since the acquisition of EDS by GM. The Available Separate Consolidated Net Income of EDS is determined quarterly and is equal to the separate consolidated net income of EDS, excluding the effects of purchase accounting adjustments arising from the acquisition of EDS, multiplied by a fraction, the numerator of which is a number equal to the weighted average number of shares of GM Class E common stock outstanding during the quarter, and the denominator of which was 483.7 million during the fourth quarter of 1995. Comparable denominators for the fourth quarters of 1994 and 1993 were 481.7 million and 480.6 million, respectively.

     GM Series C depositary shares represent ownership of one-tenth of a share of GM Series C convertible preference stock. GM Series C depositary shares and GM Series C preference stocks are convertible into GM Class E common stock and are common stock equivalents for purposes of computing Earnings Attributable to GM Class E Common Stock on a Per Share Basis. On November 2, 1992, GM Series E-II and E-III preference stocks, previously held by the GM pension plans, were converted to GM Class E common stock. In 1993 and 1992, GM Series E-1 preference stock was converted to GM Class E common stock, or redeemed by GM. The issuances and conversions of such preference stocks have no dilutive effect on the GM Class E common stock because, to the extent that shares of GM Class E common stock deemed to be outstanding would increase, such increased shares would increase the numerator of the fraction used to determine Available Separate Consolidated Net Income, but would have no effect on the denominator. Additionally, unvested units in the Company's stock incentive plan would have no material dilutive effect on the denominator.

     The denominator used in determining the Available Separate Consolidated Net Income of EDS is adjusted as deemed appropriate by the GM Board of Directors to reflect subdivisions or combinations of the GM Class E common stock and to reflect certain transfers of capital to or from EDS. The GM Board's

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES discretion to make such adjustments is limited by criteria set forth in GM's Certificate of Incorporation. In 1988, EDS initiated a program to repurchase
11.0 million shares of GM Class E common stock in order to meet certain future requirements of the Company's employee benefit plans. As of December 31, 1989, the Company had purchased 11.0 million shares of GM Class E common stock to be distributed to key employees under the provisions of the 1984 Plan. The GM Board has generally caused the denominator used in calculating the Available Separate Consolidated Net Income of EDS to decrease as shares are purchased and to increase as shares are used for the employee benefit plans.

     In March 1995, GM contributed 173 million newly issued shares of GM Class E common stock to the General Motors Hourly-Rate Employees Pension Plan.

     The current GM Board policy is that the cash dividends on the GM Class E common stock, when, as, and if declared by the GM Board in its sole discretion, will equal approximately 30% of the Available Separate Consolidated Net Income of EDS for the prior year.

DEBT AND MARKETABLE EQUITY SECURITIES

     Marketable securities at December 31, 1995 and 1994 consist of securities issued by the U.S. Treasury, states, and political subdivisions, as well as mortgage-backed debt, corporate debt and corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective January 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on the Company's financial position or results of operations. Under SFAS No. 115, the Company classifies all of its debt and marketable equity securities as available-for-sale. Management determines the appropriate classification of all securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Noncurrent available-for-sale securities are reported within the balance sheet classification "Investment in Leases and Other". The Company's available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholder's equity until realized. A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security (see Note 3).

INVENTORY VALUATION

     Inventories are stated principally at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Depreciation of property and equipment is calculated using the straight-line method over the lesser of the asset's estimated useful life, the life of the related customer contract, or the term of the lease in the case of leasehold improvements. The ranges of estimated useful lives are as follows:

                                                                                 YEARS
                                                                                 ------
        Buildings.............................................................   20-40
        Facilities............................................................    5-20
        Computer equipment....................................................    3-7
        Other equipment and furniture.........................................    3-15

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SOFTWARE, GOODWILL, AND OTHER INTANGIBLES

     Software purchased by the Company and utilized in designing, installing, and operating business information and communications systems is capitalized and amortized on a straight-line basis over a five- to eight-year period. Costs of developing and maintaining software systems are incurred primarily in connection with customer contracts and are considered contract costs. Software development costs that meet the capitalization and recoverability requirements of SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, are capitalized and generally amortized on a straight-line basis over three years. Such amounts were not significant.

     The cost of acquired companies is allocated first to identifiable assets based on estimated fair values. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill and amortized on a straight-line basis over the useful life which is determined based on the individual characteristics of the acquired entity, generally five to 40 years. Costs allocated to identifiable intangible assets are amortized on a straight-line basis over the remaining estimated useful lives of the assets as determined by underlying contract terms or independent appraisals. Such lives range from five to ten years.

     The company periodically evaluates the carrying amounts of goodwill and other intangibles, as well as the related amortization periods, to determine whether adjustments to these amounts or useful lives are required based on current events and circumstances. The evaluation is based on the Company's projection of the undiscounted future operating cash flows of the acquired operation over the remaining useful lives of the related intangible assets. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of related intangibles, the underlying assets are written down by charges to expense so that the carrying amount is equal to future undiscounted cash flows. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

REVENUE RECOGNITION

     The Company provides services under level-of-effort and fixed-price contracts, with the length of the Company's contracts ranging up to ten years. For level-of-effort types of contracts, revenue is earned based on the agreed-upon billing amounts as services are provided to the customer. For certain fixed-price contracts, revenue is recognized on the percentage-of-completion method. Revenue earned is based on the percentage that incurred contract costs to date bear to total estimated contract costs after giving effect to the most recent estimates of total cost. Changes to total estimated contract costs, if any, are recognized in the period they are determined. Deferred revenue of $629.3 million and $536.7 million at December 31, 1995 and 1994, respectively, represents billings in excess of costs and related profits on certain contracts. Included in accounts receivable are unbilled receivables of $622.2 million and $448.5 million at December 31, 1995 and 1994, respectively. Such unbilled receivables for certain contracts in progress represent costs and related profits in excess of billings, and such amounts were not billable at the balance sheet date but are recoverable over the remaining life of the contract. These billings on fixed-price contracts will be made in the future in accordance with contractual agreements. Of the unbilled receivables at December 31, 1995, billings to such customers amounting to $108.3 million are expected to be collected in 1997 and thereafter.

CURRENCY TRANSLATION

     Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated at current exchange rates. Revenue and expense accounts are translated using an average rate for the period. Translation gains (losses) are not included in determining net income but are reflected as a separate component of stockholder's equity. Nonfunctional currency transaction gains (losses) are included in determining net income and were ($3.8) million, $4.5 million, and ($3.7) million, net of income taxes, for the years ended December 31, 1995, 1994, and 1993, respectively.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

INCOME TAXES

     The Company provides for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The Company is included in the consolidated Federal tax returns filed by GM. Current Federal income taxes are calculated on a separate return basis and remitted to GM. The deferral method is used to account for investment tax credits.

STATEMENT OF CASH FLOWS

     The Company uses the indirect method to present cash flows from operating activities and considers certificates of deposit, as well as the following items with original maturities of three months or less, to be cash equivalents: commercial paper, repurchase agreements, and money market funds. (See Note 20.)

FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair values of the Company's financial instruments as defined under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, at December 31, 1995 and 1994:

                                                                         DECEMBER 31,
                                                         --------------------------------------------
                                                                 1995                    1994
                                                         --------------------    --------------------
                                                         CARRYING      FAIR      CARRYING      FAIR
                                                          AMOUNT      VALUE       AMOUNT      VALUE
                                                         --------    --------    --------    --------
                                                                        (IN MILLIONS)
Available for-sale marketable securities (Notes 3 and
  6)..................................................   $   93.5    $   93.5    $  153.6    $  153.6
Investment in joint ventures and partnerships, under
  the cost method of accounting (Note 6)..............      215.1       271.4       149.6       172.0
Other long-term securities (Note 6)...................      263.2       307.4       201.2       192.6
Non-current notes receivable (Note 6).................       89.6        86.0       158.1       154.4
Notes payable (Note 9)................................    2,100.6     2,168.4     1,224.4     1,230.3
Foreign exchange forward contracts, net liability
  (Note 15)...........................................       (5.4)       (5.4)       (0.9)       (0.9)

     The carrying value of other financial instruments such as cash equivalents, accounts receivable, and accounts payable approximate their fair value. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industry and geographic areas. Accounts receivable are shown net of allowances of $99.5 million and $57.9 million as of December 31, 1995 and 1994, respectively.

DERIVATIVES

     Derivative financial instruments are used by the Company in the management of its interest rate and foreign currency exposures. Net payments or receipts under the Company's interest rate swap agreements are recorded as adjustments to interest expense. Foreign exchange-forward contracts are recorded in the Company's Consolidated Balance Sheets at fair value at the reporting date. Realized and unrealized changes in fair value are recognized in income, as other income (expense), in the period in which the changes occur.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

SIGNIFICANT CUSTOMERS

     The percentage of EDS' total revenues attributable to GM and its affiliates has decreased significantly since GM's acquisition of EDS in 1984 as a result of the revenue growth of EDS' non-GM business. During the year ended December 31, 1995, the portion of EDS' revenues attributable to GM was approximately 31%. On August 7, 1995, GM announced that it intends to pursue a split-off (the "Split-Off") of EDS to its GM Class E stockholders in a tax-free exchange. Immediately before the Split-Off, GM and EDS will enter into a new master services agreement and certain related agreements which would significantly change the pricing and terms of the services currently provided by EDS. In addition, it is also expected that at the time of the Split-Off, a Special Inter-Company Payment will be made to GM by EDS to ensure the fairness of the Split-Off to all classes of GM common stock. Therefore, EDS does not anticipate the loss of GM as an ongoing major customer in the near future.

     Other than General Motors, no single customer accounted for more than 10% of the Company's revenues in 1995, 1994, or 1993.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform to the 1995 presentation.

NOTE 2: NATIONAL HERITAGE INSURANCE COMPANY

     National Heritage Insurance Company (NHIC), a wholly owned subsidiary of EDS, acts as underwriter for claims benefit payments for the Medicaid welfare program contract for the state of Texas.

     The contract provides that payments from the state be deposited in trust accounts that are not included in the consolidated financial statements. In accordance with contractual provisions, these funds will be returned to the state if total benefit claims are less than the amounts received. Of such payments received for the years ended December 31, 1995, 1994, and 1993, $3,440.1 million, $4,188.7 million, and $4,453.4 million, respectively, were designated for the payment of benefit claims or to be returned to the state. At December 31, 1995 and 1994, $664.7 million and $983.5 million, respectively, of such designated funds at amortized cost remained in the trust accounts. Approximate market values of these invested funds at December 31, 1995 and 1994 were $663.3 million and $975.2 million, respectively. These investments primarily consist of corporate and government bonds. NHIC has the ability and intent to hold these investments until their full face value can be realized. Gains and losses from the sale of these investments held in trust accounts are combined with gains and losses from the Company's other investments.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 3. DEBT AND MARKETABLE EQUITY SECURITIES

     Following is a summary of available-for-sale securities:

                                                                         DECEMBER 31, 1995
                                                          -----------------------------------------------
                                                                         GROSS         GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                            COST         GAINS         LOSSES      VALUE
                                                          ---------    ----------    ----------    ------
                                                                           (IN MILLIONS)
Current
  U.S. government and agency obligations...............    $  33.2        $0.1          $0.1       $ 33.2
  Other debt securities................................       35.6         0.1           1.8         33.9
                                                           -------        ----          ----       ------
       Total debt securities...........................       68.8         0.2           1.9         67.1
  Equity securities....................................       23.4          --           0.8         22.6
                                                           -------        ----          ----       ------
       Total current available-for-sale securities.....    $  92.2        $0.2          $2.7       $ 89.7
                                                           =======        ====          ====       ======
Noncurrent (Note 6)
  Other debt securities................................    $   0.6        $ --          $ --       $  0.6
  Equity securities....................................        5.7          --           2.5          3.2
                                                           -------        ----          ----       ------
       Total noncurrent available-for-sale
          securities...................................    $   6.3        $ --          $2.5       $  3.8
                                                           =======        ====          ====       ======

                                                                         DECEMBER 31, 1994
                                                          -----------------------------------------------
                                                                         GROSS         GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                            COST         GAINS         LOSSES      VALUE
                                                          ---------    ----------    ----------    ------
                                                                           (IN MILLIONS)
Current
  U.S. government and agency obligations...............    $  31.9        $ --          $0.6       $ 31.3
  Other debt securities................................       94.9         0.2           4.7         90.4
                                                           -------        ----          ----       ------
       Total debt securities...........................      126.8         0.2           5.3        121.7
  Equity securities....................................       29.2          --           1.3         27.9
                                                           -------        ----          ----       ------
       Total current available-for-sale securities.....    $ 156.0        $0.2          $6.6       $149.6
                                                           =======        ====          ====       ======
Noncurrent (Note 6)
  Other debt securities................................    $   0.6        $ --          $ --       $  0.6
  Equity securities....................................        5.8          --           2.4          3.4
                                                           -------        ----          ----       ------
       Total noncurrent available-for-sale
          securities...................................    $   6.4        $ --          $2.4       $  4.0
                                                           =======        ====          ====       ======

     The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown on the next page. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                                                                        DECEMBER 31, 1995
                                                                        ------------------
                                                                        AMORTIZED    FAIR
                                                                          COST       VALUE
                                                                        ---------    -----
                                                                          (IN MILLIONS)
        Debt securities
          Due in one year or less....................................     $18.1      $18.1
          Due after one year through five years......................      30.7       30.7
          Due after five years through 10 years......................       2.0        2.0
          Due after 10 years.........................................       0.7        0.7
          Mortgage-backed securities.................................      17.9       16.2
                                                                          -----      -----
             Total debt securities...................................     $69.4      $67.7
                                                                          =====      =====

     The following table summarizes sales of available-for-sale securities:

                                                                           YEARS ENDED
                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1995        1994
                                                                       ---------    ------
                                                                          (IN MILLIONS)
        Proceeds from sales.........................................    $ 162.5     $374.4
        Gross realized gains........................................    $   0.7     $ 17.4
        Gross realized losses.......................................    $  (1.1)    $ (4.1)

Specific identification was used to determine cost in computing realized gain or loss.

NOTE 4. PROPERTY AND EQUIPMENT

                                                                             ACCUMULATED
                                                                   COST      DEPRECIATION      NET
                                                                 --------    ------------    --------
                                                                            (IN MILLIONS)
DECEMBER 31, 1995
Land..........................................................   $  136.9      $     --      $  136.9
Buildings and facilities......................................      925.1         383.5         541.6
Computer equipment............................................    4,836.2       2,571.3       2,264.9
Other equipment and furniture.................................      663.6         364.6         299.0
                                                                 --------      --------      --------
     Total....................................................   $6,561.8      $3,319.4      $3,242.4
                                                                 ========      ========      ========
DECEMBER 31, 1994
Land..........................................................   $  125.3      $     --      $  125.3
Buildings and facilities......................................      878.7         319.5         559.2
Computer equipment............................................    3,967.6       2,096.6       1,871.0
Other equipment and furniture.................................      465.9         264.8         201.1
                                                                 --------      --------      --------
     Total....................................................   $5,437.5      $2,680.9      $2,756.6
                                                                 ========      ========      ========

NOTE 5. LAND HELD FOR DEVELOPMENT

     Land held for development at December 31, 1995 consists of approximately 2,260 acres located throughout the Dallas metropolitan area. Approximately 1,590 acres of land, site of a commercial real estate development, are located in Plano, Texas. The carrying value of land is periodically compared to current sales, market analysis and appraisals to determine whether an adjustment is required.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 6. INVESTMENT IN LEASES AND OTHER

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1995        1994
                                                                            --------    --------
                                                                               (IN MILLIONS)
Lease contracts receivable (net of principal and interest on nonrecourse
  debt)..................................................................   $  385.9    $  384.5
Estimated residual values of leased assets (not guaranteed)..............      335.3       339.0
Unearned income, including deferred investment tax credits...............     (246.8)     (260.6)
                                                                            --------    --------
  Investment in leveraged leases (excluding deferred taxes of $303.0 and
     $284.7 at December 31, 1995 and 1994, respectively).................      474.4       462.9
Investment in securities, joint ventures, and partnerships...............      602.8       357.2
Investment in direct financing leases, net of unearned income............      148.2       153.8
Noncurrent notes receivable..............................................       89.6       158.1
GM Class E common stock held for benefit plans...........................       33.2        54.7
Investment in tax benefit transfers......................................       36.2        38.6
Long-term prepaid software license fees..................................       43.4        16.6
Other....................................................................      145.7        66.9
                                                                            --------    --------
     Total...............................................................   $1,573.5    $1,308.8
                                                                            ========    ========

     The fair values of certain long-term investments are estimated based on quoted market prices for these or similar investments. For other investments, a variety of methods are used to estimate fair value, including external valuations and discounted cash flows. At December 31, 1995, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were estimated to be $271.4 million, $307.4 million, and $86.0 million, respectively, with carrying amounts of $215.1 million, $263.2 million, and $89.6 million, respectively. At December 31, 1994, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were estimated to be $172.0 million, $192.6 million, and $154.4 million, respectively, with carrying amounts of $149.6 million, $201.2 million, and $158.1 million, respectively. The carrying amount of securities, joint ventures and partnerships also includes investments accounted for under the equity method, none of which are material to the Company's consolidated financial statements. A decline in the market value of any of these investments which is deemed to be other than temporary would be charged to earnings. At December 31, 1995 and 1994, Investment in Leases and Other was net of an allowance of $26.6 million and $17.5 million, respectively. Long-term securities include GM Class E common stock and other securities. The carrying value of the GM Class E common stock, which was less than the market value, was utilized as the investment's fair value shown above, because the stock will be used to satisfy future benefit plan obligations.

     Financing leases that are financed with nonrecourse borrowings at lease inception are accounted for as leveraged leases. Such borrowings are secured by substantially all of the lessor's rights under the lease plus the residual value of the asset. For Federal income tax purposes, the Company receives the investment tax credit (if available) at lease inception and has the benefit of tax deductions for depreciation on the leased asset and for interest on the nonrecourse debt. A portion of the Company's leveraged lease portfolio is concentrated within the airline industry. The Company historically has not experienced credit losses from these transactions, and the portfolio is diversified among unrelated lessees.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 7. SOFTWARE, GOODWILL, AND OTHER INTANGIBLES

                                                                             ACCUMULATED
                                                                   COST      AMORTIZATION      NET
                                                                 --------    ------------    --------
                                                                            (IN MILLIONS)
DECEMBER 31, 1995
Software......................................................   $  966.6       $606.8       $  359.8
Goodwill......................................................    1,225.6        129.6        1,096.0
Other intangibles.............................................      245.8        171.7           74.1
                                                                 --------       ------       --------
  Total.......................................................   $2,438.0       $908.1       $1,529.9
                                                                 ========       ======       ========
DECEMBER 31, 1994
Software......................................................   $  876.0       $462.1       $  413.9
Goodwill......................................................      833.9         80.4          753.5
Other intangibles.............................................      312.8        210.6          102.2
                                                                 --------       ------       --------
  Total.......................................................   $2,022.7       $753.1       $1,269.6
                                                                 ========       ======       ========

NOTE 8. ACCRUED LIABILITIES

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1995        1994
                                                                            --------    --------
                                                                               (IN MILLIONS)
Contract related.........................................................   $1,044.8    $  880.9
Payroll related..........................................................      291.4       196.4
Operating expenses.......................................................      157.7       196.1
Property, sales, and franchise taxes.....................................      135.1       100.1
Other....................................................................       75.5        77.5
                                                                            --------    --------
  Total..................................................................   $1,704.5    $1,451.0
                                                                            ========    ========

NOTE 9. NOTES PAYABLE

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1995        1994
                                                                            --------    --------
                                                                               (IN MILLIONS)
Commercial paper, 5.6% to 5.9%...........................................   $1,078.0    $  933.0
Lines of credit, variable rate 5.9% to 9.6%, due 1996....................      118.9        48.7
Notes, variable rate, 3.0% to 11.2%, due 1996 to 2006....................        9.3        91.1
Notes to Banks, fixed rate, 4.9% to 11.7%, due 1996 to 2003..............      121.6       107.2
Notes Payable, fixed rate, 6.85% to 7.125%, due 2000 to 2005, net of
  discount...............................................................      645.8          --
Notes Payable, fixed rate, 1.2% to 10.4%, due 1996 to 2004...............      127.0        44.4
                                                                            --------    --------
  Total..................................................................    2,100.6     1,224.4
  Less current maturities classified as notes payable....................     (247.8)     (203.4)
                                                                            --------    --------
  Noncurrent notes payable...............................................   $1,852.8    $1,021.0
                                                                            ========    ========

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

     Commercial paper is classified as noncurrent debt as it is intended to be maintained on a long-term basis with ongoing credit availability provided by the Company's revolving, committed lines of credit. During 1995, the Company revised its agreement with a syndicate of banks, which increased to $2,500.0 million its committed lines of credit, of which $1,250.0 million expires in 1996 with the option to convert any outstanding amounts under these lines into term loans that mature in 1998. The remaining $1,250.0 million expires in 2000. Upon expiration of the commitment periods, the lenders and EDS have the option to extend the commitment.

     In addition, as of December 31, 1995, the Company had available and had used another $15.5 million in committed lines of credit. The Company also had available $831.6 million in uncommitted short-term lines of credit, of which $728.2 million remained unused at December 31, 1995.

     In May 1995, EDS issued $350.0 million of its 6.85%, five-year notes and $300.0 million of its 7.125% ten-year notes in a private placement to investment banks.

     Notes payable relate to land held for development, property and equipment, acquisitions, and other items. Notes payable are generally unsecured with certain notes secured by assets of a majority-owned subsidiary.

     Maturities of notes payable for years subsequent to December 31, 1995 are as follows (in millions):

                      1996...................................   $  247.8
                      1997...................................       60.6
                      1998...................................       35.5
                      1999...................................        6.9
                      2000...................................    1,433.1
                      Thereafter.............................      316.7
                                                                --------
                                                                $2,100.6
                                                                ========

     The Company's credit facilities and the indenture governing its medium term notes contain certain financial and other covenants, including the maintenance of a minimum net worth and restrictions on mergers, consolidations and sales of substantially all of the assets of the Company. As of December 31, 1995, the Company was in compliance with all of these covenants.

     For the years ended December 31, 1994 and 1993, interest costs of $1.2 million and $5.4 million, respectively, were capitalized, which, if charged to expense, would have resulted in reductions in net income of $0.7 million and $3.5 million, respectively. During 1995, the Company capitalized no interest costs.

     The fair value of notes payable is estimated based on the current rates offered to the Company for the same remaining maturities. At December 31, 1995 and 1994, the estimated fair value was $2,168.4 million and $1,230.3 million, respectively.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 10. CONSOLIDATED STOCKHOLDER'S EQUITY

                                              COMMON STOCK     CURRENCY   MARKET                  CONSOL.
                                             ---------------    TRANS.     VALUE    RETAINED   STOCKHOLDER'S
                                             SHARES   AMOUNT   ADJUST.    ADJUST.   EARNINGS      EQUITY
                                             ------   ------   --------   -------   --------   -------------
                                                         (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Balance at December 31, 1992...............  479.3    $365.9    $(52.7)    $  --    $2,750.2     $ 3,063.4
  Separate consolidated net income.........     --        --        --        --       724.0         724.0
  Cash dividends declared -- $0.40 per
     share.................................     --        --        --        --      (192.1)       (192.1)
  Stock option and award transactions......    1.6      55.3        --        --          --          55.3
  Currency translation adjustment..........     --        --     (33.2)       --          --         (33.2)
                                             -----    ------    ------     -----    --------      --------
Balance at December 31, 1993...............  480.9     421.2     (85.9)       --     3,282.1       3,617.4
  Separate consolidated net income.........     --        --        --        --       821.9         821.9
  Cash dividends declared -- $0.48 per
     share.................................     --        --        --        --      (231.1)       (231.1)
  Stock option and award transactions......    0.8      33.9        --        --          --          33.9
  Currency translation adjustment..........     --        --      (3.0)       --          --          (3.0)
  Unrealized loss on securities, net (Note
     3)....................................     --        --        --      (6.6)         --          (6.6)
                                             -----    ------    ------     -----    --------      --------
Balance at December 31, 1994...............  481.7     455.1     (88.9)     (6.6)    3,872.9       4,232.5
  Separate consolidated net income.........     --        --        --        --       938.9         938.9
  Cash dividends declared -- $0.52 per
     share.................................     --        --        --        --      (251.3)       (251.3)
  Stock option and award transactions......    2.0      62.6        --        --          --          62.6
  Currency translation adjustment..........     --        --      (6.6)       --          --          (6.6)
  Unrealized gain on securities, net (Note
     3)....................................     --        --        --       2.4          --           2.4
                                             -----    ------    ------     -----    --------      --------
Balance at December 31, 1995...............  483.7    $517.7    $(95.5)    $(4.2)   $4,560.5     $ 4,978.5
                                             =====    ======    ======     =====    ========      ========

NOTE 11. INCOME TAXES

     The current and deferred income tax liabilities (assets) are summarized as follows:

                                                                                 DECEMBER 31,
                                                                               ----------------
                                                                                1995      1994
                                                                               ------    ------
                                                                                (IN MILLIONS)
Current payable.............................................................   $  4.3    $ 49.3
Current deferred............................................................     71.6      61.7
                                                                               ------    ------
  Total income taxes -- current.............................................     75.9     111.0
Noncurrent deferred.........................................................    739.7     659.8
                                                                               ------    ------
  Total current and noncurrent income taxes.................................   $815.6    $770.8
                                                                               ======    ======

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

     The provision for income tax expense is summarized as follows:

                                                                U.S.                  U.S.
                         YEAR-ENDED                            FEDERAL    NON-U.S.    STATE    TOTAL
- ------------------------------------------------------------   -------    --------    -----    ------
                                                                           (IN MILLIONS)
DECEMBER 31, 1995
Current.....................................................   $ 310.3     $117.3     $35.4    $463.0
Deferred....................................................      44.5       20.6        --      65.1
                                                                ------     ------     -----    ------
  Total.....................................................   $ 354.8     $137.9     $35.4    $528.1
                                                                ======     ======     =====    ======
DECEMBER 31, 1994
Current.....................................................   $ 279.0     $167.9     $32.6    $479.5
Deferred....................................................      15.8      (33.0)       --     (17.2)
                                                                ------     ------     -----    ------
  Total.....................................................   $ 294.8     $134.9     $32.6    $462.3
                                                                ======     ======     =====    ======
DECEMBER 31, 1993
Current.....................................................   $ 130.1     $ 77.8     $17.0    $224.9
Deferred....................................................     161.0       21.4        --     182.4
                                                                ------     ------     -----    ------
  Total.....................................................   $ 291.1     $ 99.2     $17.0    $407.3
                                                                ======     ======     =====    ======

     Income before income taxes included the following components:

                                                                YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                              1995        1994        1993
                                                            --------    --------    --------
                                                                     (IN MILLIONS)
        U.S. income......................................   $1,131.6    $  963.5    $  886.1
        Non-U.S. income..................................      335.4       320.7       245.2
                                                            --------    --------    --------
          Total..........................................   $1,467.0    $1,284.2    $1,131.3
                                                            ========    ========    ========

     A reconciliation of income tax expense using the statutory Federal income tax rate of 35.0% for 1995, 1994, and 1993 to the actual income tax expense follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                                  --------------------------------
                                                                    1995        1994        1993
                                                                  --------    --------    --------
                                                                           (IN MILLIONS)
Income before income taxes.....................................   $1,467.0    $1,284.2    $1,131.3
                                                                  ========    ========    ========
Statutory Federal income tax...................................   $  513.4    $  449.5    $  395.9
Non-U.S. taxes, net of credit..................................        4.1        18.9        13.4
U.S. State income tax, net.....................................       23.0        21.2        11.1
Investment tax credit -- leveraged leases......................       (3.0)       (3.1)       (4.4)
Research and experimentation credits...........................       (7.5)      (11.3)       (8.8)
Other..........................................................       (1.9)      (12.9)        0.1
                                                                  --------    --------    --------
  Total........................................................   $  528.1    $  462.3    $  407.3
                                                                  ========    ========    ========
Effective income tax rate......................................       36.0%       36.0%       36.0%
                                                                      ====        ====        ====

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities, are as follows:

                                                                            DECEMBER 31,
                                                           -----------------------------------------------
                                                                    1995                     1994
                                                           ----------------------    ---------------------
                                                           ASSETS     LIABILITIES    ASSETS    LIABILITIES
                                                           -------    -----------    ------    -----------
                                                                            (IN MILLIONS)
Basis differences attributable to leasing activities....   $   1.6     $    488.4    $  2.5     $    504.8
Adjustments necessary to convert accruals to a tax
  basis.................................................     129.9          246.8     111.9          215.1
Employee benefit plans..................................      27.1           57.8      32.0           25.9
Accumulated tax depreciation/amortization versus
  accumulated financial statement
  depreciation/amortization.............................      12.0          259.5      18.7          211.2
Effect on deferred taxes of carryforwards...............     122.3             --     102.9             --
Other...................................................     305.2          230.6     232.1          153.5
                                                           -------        -------    -------      --------
     Subtotal...........................................     598.1        1,283.1     500.1        1,110.5
     Less valuation allowance...........................    (126.3)            --    (111.1)            --
                                                           -------        -------    -------      --------
     Total deferred taxes...............................   $ 471.8     $  1,283.1    $389.0     $  1,110.5
                                                           =======        =======    =======      ========

     The net changes in the total valuation allowance for the years ended December 31, 1995 and 1994 were increases of $15.2 million and $18.8 million, respectively. Certain of the Company's foreign subsidiaries have net operating loss carryforwards which expire over an indefinite period. A majority of such carryforwards are included in the valuation allowance. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NOTE 12. STOCK PURCHASE AND INCENTIVE PLANS

     The 1984 Electronic Data Systems Corporation Employee Stock Purchase Plan (Purchase Plan) enables EDS employees to purchase up to 80.0 million shares of GM Class E common stock at 85% of the quoted market price through payroll deductions of up to 10% of their compensation. Shares of GM Class E common stock purchased under the Purchase Plan may not be sold or transferred within two years of the date of purchase unless they are first offered to GM or EDS at the lesser of the original purchase price or the fair market value on the date of sale. The number of shares available for future sale under the Purchase Plan was
58.1 million shares at December 31, 1995.

     The 1984 Electronic Data Systems Corporation Stock Incentive Plan (1984
Plan) covers up to 160.0 million shares of GM Class E common stock and expires on October 17, 2004. The 1984 Plan permits shares and rights or options to acquire shares, which may be subject to restrictions, to be granted or sold. The maximum number of shares for which additional shares, rights, or options may be granted or sold under the provisions of the 1984 Plan was 93.3 million shares at December 31, 1995.

     The EDS Incentive and Compensation Committee (the Committee) granted the right to purchase a total of 27.6 million shares of GM Class E common stock, at prices of $0.0125 and $0.025 per share, to key employees under the provisions of the 1984 Plan. As of December 31, 1995, substantially all of these shares have vested. The difference between the quoted market price as of the date of grant and the purchase price of shares granted has been charged to operations over the vesting period. Expense for these awards amounted to $1.6 million, $13.3 million, and $16.3 million for the years ended December 31, 1995, 1994, and 1993, respectively.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

     In 1995, 1994, 1991, and 1988, the Committee approved restricted stock unit grants. The 1995 grant, related to the acquisition of A.T. Kearney (see Note
19), totals 6.6 million shares of GM Class E common stock. The 1995 grant and the 1994 grant, which totaled 9.5 million shares, will be distributed to key employees under the provisions of the 1984 Plan. The right to receive shares is a restricted stock unit. All units granted are generally scheduled to vest over a period of 10 years. The 1995 units are scheduled to vest beginning September 1996. The 1994, 1991, and 1988 grants began vesting in March 1995, March 1992, and March 1989, respectively. The quoted market price as of the date of grant is charged to operations over the vesting period. The total unvested number of units as of December 31, 1995 was 19.8 million.

     The Company has a bonus plan under which awards are granted to key executives and employees. Bonus expense amounted to $96.9 million, $86.6 million, and $49.8 million for the years ended December 31, 1995, 1994, and 1993, respectively. Included in bonus expense is $57.2 million, $48.7 million, and $17.5 million relating to the restricted stock unit grants for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 13. DEFERRED COMPENSATION PLAN

     The EDS Deferred Compensation Plan (Plan) provides a long-term savings program for participants. The Plan allows eligible employees to contribute a percentage of their compensation to a savings program and to defer income taxes until the time of distribution.

NOTE 14. SEGMENT INFORMATION

INDUSTRY SEGMENTS

     The Company's business involves operations in principally one industry segment: designing, installing, and operating business information and communications systems. Revenues from GM contributed approximately 31%, 36%, and 39% of total revenues for the years ended December 31, 1995, 1994, and 1993, respectively.

GEOGRAPHIC SEGMENTS

     The following presents information about the Company's operations in different geographic areas:

                                                          U.S.       EUROPE      OTHER        TOTAL
                                                        --------    --------    --------    ---------
                                                                        (IN MILLIONS)
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1995
Systems and other contracts revenues
  Outside customers..................................   $5,794.9    $2,001.5    $  734.6    $ 8,531.0
  GM and affiliates..................................    2,926.1       659.2       305.8      3,891.1
                                                        --------    --------    --------    ---------
Total systems and other contracts revenues...........   $8,721.0    $2,660.7    $1,040.4    $12,422.1
                                                        ========    ========    ========    =========
Operating income.....................................   $1,164.0    $  271.5    $   93.5    $ 1,529.0
                                                        ========    ========    ========    =========
Identifiable assets..................................   $7,566.8    $2,490.1    $  775.5    $10,832.4
                                                        ========    ========    ========    =========

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                                                          U.S.       EUROPE      OTHER        TOTAL
                                                        --------    --------    --------    ---------
                                                                        (IN MILLIONS)
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1994
Systems and other contracts revenues
  Outside customers..................................   $4,611.2    $1,308.1    $  493.6    $ 6,412.9
  GM and affiliates..................................    2,764.4       523.4       259.4      3,547.2
                                                        --------    --------    --------    ---------
Total systems and other contracts revenues...........   $7,375.6    $1,831.5    $  753.0    $ 9,960.1
                                                        ========    ========    ========    =========
Operating income.....................................   $1,008.6    $  168.3    $   66.7    $ 1,243.6
                                                        ========    ========    ========    =========
Identifiable assets..................................   $6,618.0    $1,573.8    $  594.7    $ 8,786.5
                                                        ========    ========    ========    =========
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1993
Systems and other contracts revenues
  Outside customers..................................   $4,004.5    $  911.6    $  267.5    $ 5,183.6
  GM and affiliates..................................    2,574.5       511.2       238.0      3,323.7
                                                        --------    --------    --------    ---------
Total systems and other contracts revenues...........   $6,579.0    $1,422.8    $  505.5    $ 8,507.3
                                                        ========    ========    ========    =========
Operating income.....................................   $  906.5    $  148.7    $   56.1    $ 1,111.3
                                                        ========    ========    ========    =========
Identifiable assets..................................   $5,350.6    $1,185.9    $  405.6    $ 6,942.1
                                                        ========    ========    ========    =========

NOTE 15. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     The Company operates on a global basis receiving revenues and incurring expenses in many different countries. As a result of these activities, the Company has exposure to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the Company for the purpose of hedging against these risks, to which the Company is exposed in the normal course of business, by creating offsetting market exposures. The Company's use of such instruments in relation to such risks is explained below. The Company does not hold or issue financial instruments for trading purposes.

     The notional amounts of derivatives contracts are summarized below as part of the description of the instruments utilized. The notional amounts do not represent the amounts exchanged by the parties, and thus are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged by the parties are normally based upon the notional amounts and the other terms of the derivatives. The Company is not a party to leveraged derivatives.

INTEREST RISK MANAGEMENT

     The Company has historically entered into interest rate swap agreements in order to reduce the impact of changes in interest rates upon its floating-rate debt. As of December 31, 1995 and 1994, the Company had no outstanding interest rate swap agreements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

FOREIGN EXCHANGE RISK MANAGEMENT

     The Company uses derivative financial instruments, particularly foreign exchange-forward contracts, to hedge transactions denominated in different currencies on a continuing basis. The purpose of the Company's hedging activities is to reduce the levels of risk to which it is exposed resulting from exchange-rate movements. At December 31, 1995 and 1994, the Company had forward exchange contracts maturing in the following year to purchase various foreign currencies in the amount of $651.9 million and $289.0 million, respectively, and to sell $1,380.1 million and $766.5 million, respectively. The estimated fair value of forward exchange contracts is based on quoted market prices. At December 31, 1995, the estimated fair value of outstanding contracts in a gain position was $5.5 million and the estimated fair value of outstanding contracts in a loss position was ($10.9) million. At December 31, 1994, the estimated fair value of outstanding contracts in a gain position was $3.3 million and the estimated fair value of outstanding contracts in a loss position was ($4.2) million. The Company recognizes realized and unrealized gains and losses on foreign exchange contracts by marking to market all outstanding forward exchange contracts. Fair value represents the cash required to settle foreign exchange-forward contracts.

     The Company is exposed to credit risk in the event of nonperformance by counterparties to foreign exchange contracts, but because the Company deals only with major commercial banks with high quality credit, the Company does not anticipate nonperformance by any of these counterparties.

NOTE 16. RETIREMENT PLANS

     The Company has pension plans (the Plans) covering substantially all of its employees, the majority of which are noncontributory. In general, employees become fully vested upon attaining five years of service, and benefits are based on years of service and earnings. The actuarial cost method currently used is the projected unit credit cost method. The Company's U.S. funding policy is to contribute amounts that fall within the range of deductible contributions for Federal income tax purposes.

     The weighted average assumptions used for the Plans using a measurement date of October 1 are as follows:

                                                                         YEARS ENDED DECEMBER
                                                                                  31,
                                                                        -----------------------
                                                                        1995     1994      1993
                                                                        ----     -----     ----
Discount rate........................................................   8.0%      8.9%     7.7%
Rate of increase in compensation levels..............................   5.4%      5.7%     5.9%
Long-term rate of return on assets...................................   9.9%     10.0%     9.8%

     Net pension cost consisted of the following components:

                                                                       YEARS ENDED DECEMBER 31,
                                                                     ----------------------------
                                                                      1995       1994      1993
                                                                     -------    ------    -------
                                                                            (IN MILLIONS)
Service cost of the current period................................   $  87.6    $ 96.1    $  72.6
Interest cost on projected benefit obligation.....................      97.5      82.3       69.8
Actual return on assets...........................................    (158.6)    (22.3)    (121.3)
Net amortization and deferral.....................................      59.9     (37.9)      75.2
                                                                     -------    ------    -------
Net pension cost..................................................   $  86.4    $118.2    $  96.3
                                                                     =======    ======    =======

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

     At December 31, 1995 and 1994, the Plans' assets consisted primarily of equity and fixed income securities, commingled pension trust funds, and U.S. Government obligations. Accrued and/or prepaid pension cost is included in Accrued Liabilities or Investment in Leases and Other in the Company's Consolidated Balance Sheets.

     The following is a reconciliation of the funded status of the Plans:

                                                             DECEMBER 31, 1995       DECEMBER 31, 1994
                                                            --------------------    --------------------
                                                             ASSETS      ACCUM.      ASSETS      ACCUM.
                                                             EXCEED     BENEFITS     EXCEED     BENEFITS
                                                             ACCUM.      EXCEED      ACCUM.      EXCEED
                                                            BENEFITS     ASSETS     BENEFITS     ASSETS
                                                            --------    --------    --------    --------
                                                                           (IN MILLIONS)
Plans' assets at fair value..............................   $1,242.0    $    8.2     $ 918.3    $     --
                                                            --------     -------      ------     -------
Actuarial present value of benefit obligation
  Vested benefits........................................      750.7        81.2       485.9        56.1
  Nonvested benefits.....................................       78.4        13.3        57.6        11.2
                                                            --------     -------      ------     -------
Accumulated benefit obligation...........................      829.1        94.5       543.5        67.3
Effect of projected future salary increases..............      462.9        57.9       326.4        25.5
                                                            --------     -------      ------     -------
Projected benefit obligation (PBO).......................    1,292.0       152.4       869.9        92.8
                                                            --------     -------      ------     -------
Excess (deficiency) of Plans' assets over PBO............      (50.0)     (144.2)       48.4       (92.8)
Unrecognized net (gain) loss.............................      126.7       (19.7)      (28.3)      (35.3)
Unrecognized net (asset) obligation at date of
  adoption...............................................       (3.1)       26.0        (9.6)       23.4
Unrecognized prior service cost..........................       11.4        (0.8)       12.8        (1.0)
Additional minimum liability.............................         --        (0.1)         --          --
                                                            --------     -------      ------     -------
Net prepaid (accrued) pension cost.......................   $   85.0    $ (138.8)    $  23.3    $ (105.7)
                                                            ========     =======      ======     =======

NOTE 17. COMMITMENTS AND RENTAL EXPENSE

     Commitments for rental payments under noncancellable operating leases for each of the next five years ending December 31 and thereafter for computer equipment, software, and facilities are as follows (in millions):

                      1996.....................................   $371.5
                      1997.....................................    273.7
                      1998.....................................    193.1
                      1999.....................................    168.7
                      2000.....................................    142.9
                      Thereafter...............................    646.5

     Total rentals under cancelable and noncancelable leases, principally computer equipment, leased facilities, and other leased assets, included in costs and charged to expenses were $676.1 million, $524.3 million, and $564.9 million for the years ended December 31, 1995, 1994, and 1993, respectively. Total rentals under cancelable and noncancelable leases for software included in costs and charged to expenses were $306.8 million, $220.2 million, and $129.3 million for the years ended December 31, 1995, 1994, and 1993, respectively.

     At December 31, 1995 and 1994, the Company had $43.9 million and $51.5 million, respectively, outstanding under standby letters of credit related to payment and performance guarantees.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 18. CONTINGENT LIABILITIES

     There are various claims and pending actions against the Company arising in the ordinary course of the conduct of its business. Certain of these actions seek damages in significant amounts. The amount of liability on these claims and actions at December 31, 1995 was not determinable, but in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the Company's consolidated results of operations or financial position.

NOTE 19. ACQUISITIONS

     On August 31, 1995, the Company acquired A.T. Kearney, a Chicago-based international management consulting firm. At the acquisition date, the Company paid approximately $112.7 million in cash and issued $162.3 million in short and long-term notes to A.T. Kearney shareholders and principals. The terms of the acquisition agreement also include a restricted stock grant of approximately 6.6 million shares of GM Class E common stock, which will vest over a ten-year period for certain A.T. Kearney personnel remaining with the Company (see Note
12). Prior to December 31, 1995, $80.9 million of short-term notes related to the acquisition were retired.

     The acquisition was accounted for using the purchase method of accounting. Accordingly, the excess purchase price over net assets acquired, based upon the fair value of such assets and liabilities at the date of acquisition, was $252.1 million and is being amortized to expense over a ten-year period. The Consolidated Statements of Income include the operations of A.T. Kearney since the date of acquisition. Pro forma disclosure relating to A.T. Kearney's results of operations is not presented, as the impact is immaterial to EDS.

     In conjunction with acquisitions made during the years ended December 31, 1995 and 1994, assets were acquired and liabilities were assumed as follows:

                                                                       YEARS ENDED
                                                                        DECEMBER 31,
                                                                    --------------------
                                                                     1995         1994
                                                                    -------      -------
                                                                       (IN MILLIONS)
        Fair value of assets acquired............................   $ 674.7      $ 427.8
        Less: Cash paid for stock and assets, net of cash
              acquired...........................................    (234.9)      (186.6)
              Debt issued for stock and assets...................    (184.9)       (94.9)
                                                                    -------      -------
             Liabilities assumed.................................   $ 254.9      $ 146.3
                                                                    =======      =======

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 20. SUPPLEMENTARY FINANCIAL INFORMATION

     The following summarizes certain costs charged to expense for the years indicated:

                                                                     YEARS ENDED DECEMBER 31,
                                                                  ------------------------------
                                                                   1995        1994        1993
                                                                  ------      ------      ------
                                                                          (IN MILLIONS)
Depreciation of property and equipment.........................   $808.1      $577.5      $465.6
                                                                  ======      ======      ======
Amortization...................................................   $299.7      $193.6      $161.2
                                                                  ======      ======      ======

     The components of Interest and other income, net, are presented below:

                                                                    YEARS ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                  1995         1994        1993
                                                                 -------      ------      ------
                                                                          (IN MILLIONS)
Interest and other income.....................................   $  58.8      $ 92.3      $ 54.5
Interest expense..............................................    (120.8)      (51.7)      (34.5)
                                                                 -------      ------      ------
     Total....................................................   $ (62.0)     $ 40.6      $ 20.0
                                                                 =======      ======      ======

     Supplemental cash flow information is presented below:

                                                                     YEARS ENDED DECEMBER 31,
                                                                  ------------------------------
                                                                   1995        1994        1993
                                                                  ------      ------      ------
                                                                          (IN MILLIONS)
Cash paid for
  Income taxes, net of refunds.................................   $407.8      $465.6      $183.8
                                                                  ======      ======      ======
  Interest, net of amount capitalized..........................   $108.3      $ 49.7      $ 40.2
                                                                  ======      ======      ======

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONCLUDED

NOTE 21. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          FIRST       SECOND      THIRD       FOURTH
                                                         QUARTER     QUARTER     QUARTER     QUARTER
                                                         --------    --------    --------    --------
                                                            (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31, 1995
Systems and other contracts revenues..................   $2,776.3    $2,950.1    $3,073.7    $3,622.0
Gross profit from operations..........................      600.2       654.9       687.6       877.8
Income before income taxes............................      307.5       354.5       384.0       421.0
Separate Consolidated Net Income......................      196.8       226.9       245.7       269.5
Available Separate Consolidated Net Income............   $  122.4    $  205.8    $  222.9    $  244.4
Earnings Attributable to GM Class E Common Stock on a
  Per Share Basis.....................................      $0.42       $0.47       $0.51       $0.56
Stock price range of GM Class E Common Stock
     High.............................................     $41.38      $45.25      $47.50      $52.63
     Low..............................................     $36.88      $38.38      $41.50      $43.88
YEAR ENDED DECEMBER 31, 1994
Systems and other contracts revenues..................   $2,217.2    $2,309.5    $2,522.8    $2,910.6
Gross profit from operations..........................      506.6       584.1       602.1       737.9
Income before income taxes............................      268.3       308.2       338.1       369.6
Separate Consolidated Net Income......................      171.7       197.3       216.4       236.5
Available Separate Consolidated Net Income............   $   92.1    $  106.5    $  117.3    $  128.5
Earnings Attributable to GM Class E Common Stock on a
  Per Share Basis.....................................      $0.36       $0.41       $0.45       $0.49
Stock price range of GM Class E Common Stock
     High.............................................     $36.88      $38.00      $38.50      $39.50
     Low..............................................     $27.50      $32.88      $33.00      $34.75

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                           SUPPLEMENTARY INFORMATION

SELECTED FINANCIAL DATA

                                                     AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                              ---------------------------------------------------------
                                                1995         1994        1993        1992        1991
                                              ---------    --------    --------    --------    --------
                                                       (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Revenues....................................  $12,422.1    $9,960.1    $8,507.3    $8,155.2    $7,028.5
Separate Consolidated Net Income Before
  Cumulative Effect of Accounting Change....      938.9       821.9       724.0       635.5       563.0
Separate Consolidated Net Income After
  Cumulative Effect of Accounting Change....  $   938.9    $  821.9    $  724.0    $  635.5    $  547.5
Average number of shares of GM Class E
  common stock outstanding (in millions)....      404.6       260.3       243.0       209.1       195.3
Class E dividend base (in millions).........      483.7       481.7       480.6       479.3       478.1
Available Separate Consolidated Net
  Income....................................  $   795.5    $  444.4    $  367.2    $  278.4    $  223.6
Earnings Attributable to GM Class E
  Common Stock on a Per Share Basis Before
  Cumulative Effect of Accounting Change....      $1.96       $1.71       $1.51       $1.33       $1.17
Earnings Attributable to GM Class E
  Common Stock on a Per Share Basis After
  Cumulative Effect of Accounting Change....      $1.96       $1.71       $1.51       $1.33       $1.14
Expenditures for property and equipment.....  $ 1,261.4    $1,186.0    $  816.0    $  639.0    $  673.2
Cash and marketable securities..............  $   638.6    $  757.8    $  607.5    $  587.9    $  415.8
Current assets..............................  $ 4,381.5    $3,354.1    $2,506.8    $2,157.0    $1,945.6
Current liabilities.........................  $ 3,261.3    $2,873.2    $2,160.4    $1,903.1    $2,396.7
Total assets................................  $10,832.4    $8,786.5    $6,942.1    $6,123.5    $5,703.2
Long-term debt..............................  $ 1,852.8    $1,021.0    $  522.8    $  561.1    $  281.9

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

     EDS is a provider of information technology ("IT") services using computer and communication technologies to meet the business needs of its clients. EDS offers its clients a continuum of services, including the management and operation of computers, networks, information systems, information processing facilities, business operations, and related personnel, as well as management consulting services.

Proposed Split-Off of EDS

     The GM Board of Directors has approved a split-off (the "Split-Off") of EDS to the holders of General Motors' Class E Common Stock in a transaction that is tax-free for U.S. federal income tax purposes. GM's Board believes that the Split-Off is in the best interest of and is fair to GM and the holders of each of the three outstanding classes of GM common stock. The Split-Off will be submitted for approval by the common stockholders of General Motors and, if approved, is expected to be consummated in the second quarter of 1996.

     The Split-Off is intended to accomplish three principal objectives from the perspective of EDS and the holders of Class E Common Stock: (i) to remove limitations on EDS' ability to participate in major strategic alliances (including mergers and acquisitions which can be effected using EDS Common Stock); (ii) to remove limitations on EDS' ability to obtain additional business from and establish new customer relationships with companies that compete with General Motors or its subsidiaries; and (iii) to enhance EDS' access to the capital necessary for investment in its future growth.

     In connection with the Split-Off, the GM Board of Directors approved a Master Services Agreement (the "Master Services Agreement") to be entered into between EDS and General Motors with respect to information technology services to be provided after the Split-Off, as well as a special payment to be made by EDS to GM (the "Special Inter-Company Payment"). If the Split-Off is not completed, EDS will continue as an indirect wholly owned subsidiary of GM and no Special Inter-Company Payment will be made. Under such circumstances, the existing agreements and arrangements between GM and EDS with respect to IT services (the "Existing IT Services Agreements") will continue with such changes as GM and EDS may from time to time agree upon or as the GM Board of Directors upon recommendation of its Capital Stock Committee may from time to time determine to be fair to all classes of GM common stockholders. No agreement has been reached between GM and EDS regarding any changes to the Existing IT Services Agreements which would take effect if the Split-Off is not approved by GM stockholders or is not consummated for any other reason. GM management has advised EDS management that in such an eventuality it would seek substantial changes in the Existing IT Services Agreements, including implementation of substantially all of the changes provided for by the Master Services Agreement. Neither the GM Board nor its Capital Stock Committee has determined whether to require such changes to the Existing IT Services Agreements if the Split-Off is not consummated, but they anticipate considering such changes if such circumstances arise.

     The Master Services Agreement and certain related agreements between General Motors and EDS with respect to IT services to be provided after the Split-Off (collectively, the "IT Services Agreements") contemplate that EDS would continue to serve as General Motors' principal supplier of IT services for a term of ten years, which may be extended by agreement of the parties, and that the IT services to be provided by EDS after the Split-Off will generally be similar to those provided to General Motors under the Existing IT Services Agreements. Certain of the existing service arrangements applicable to particular units, sectors or other organizations within General Motors will be extended for additional terms of between approximately one and three years beyond their current expiration dates. In addition, under the IT Services Agreements, EDS will provide certain plant floor automation services in North America that it has not previously provided. The IT Services Agreements also provide that certain significant changes will be made to the pricing and terms under which EDS will provide IT services to General Motors after the Split-Off. Among other things, the IT Services Agreements provide that the rates charged by EDS to General Motors for certain information processing activities and communications services will be reduced and that the parties will work together to achieve increased targets for structural cost reductions. General Motors will also be given the right to competitively bid and, subject to certain restrictions, outsource a limited portion of its IT service requirements to third party providers. In addition, beginning in 1997, the payment terms relating to IT services provided by EDS will be revised over a two-year period to extend the due dates for payments from General Motors. The GM Board of Directors believes that the changes reflected in the IT Services Agreements are necessary (i) in light of the fact that, after the Split-Off, EDS will no longer be a subsidiary of General Motors and the Capital Stock committee of the GM Board of Directors will no longer be able to monitor the IT service arrangements between the parties; (ii) to reflect the evolutionary nature of the General Motors-EDS customer relationship and the IT services industry; and (iii) to provide additional assurance to General Motors, as EDS' largest customer, that the IT services performed by EDS will remain competitive.

     Based on currently available information and assuming that the IT Services Agreements had been effective as of January 1, 1996, EDS believes that revenues generated from services performed for General Motors in 1996 would be slightly lower than those generated from such services in 1995. In addition, EDS expects that the contemplated changes in its arrangements with GM could reduce its 1996 earnings per share by as much as $0.07 to $0.14 (including $0.03 in the first quarter of 1996). The long-term impact of the terms of the IT Services Agreements cannot be precisely quantified at present, although such terms may have an adverse effect on operating margins unless EDS is able to effect reductions in the costs of providing services to General Motors. Although EDS plans to implement certain cost reduction measures, there can be no assurance as to the extent if any, to which such measures will mitigate the possible adverse impact on its operating margins. In general, there can be no assurance that the terms of the IT Services Agreements would not have a material adverse effect in the long-term on the results of operations of EDS.

     The Special Inter-Company Payment will be paid by EDS to GM at such time, if any, as the Split-Off occurs. The amount of the Special Inter-Company Payment will be $500.0 million. Interest costs related to the Special Inter-Company Payment are expected to be approximately $.03 per share in 1996. In addition to the Special Inter-Company Payment, EDS expects to incur approximately $35.0 million, or approximately $.05 per share in 1996, of one-time costs in connection with the formulation and implementation of the Split-Off. Certain of these costs will be incurred only if the Split-Off is consummated. In arriving at the amount of the $500 million Special Inter-Company Payment, the parties took into account the fact that in the Separation Agreement GM would provide EDS an allowance of $50 million relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS.

     Statements about the effect of the proposed Split-Off and the impact of the agreement relating to IT Services after the proposed Split-Off are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary. Further information about the terms of the proposed Split-Off will be set forth in a joint consent solicitation statement and prospectus of GM and EDS to be filed with the Securities and Exchange Commission and distributed to GM common stockholders in connection with the submission of the Split-Off for approval by such stockholders. No offering of securities of EDS in connection with the proposed Split-Off will be made other than by means of such prospectus.

RESTRUCTURING ACTIVITIES

     On April 1, 1996, EDS announced that it is taking certain actions and considering others to maintain and improve operating efficiencies and accelerate EDS' move towards "user-centered" computing. In connection therewith, EDS also announced the implementation of a voluntary early retirement offer and involuntary severance arrangements affecting between 4,000 and 5,000 employees and designed to both reduce labor costs and change the skill mix of EDS' workforce. Communication of terms of these arrangements to employees began on April 1 and will continue during the second quarter of 1996. It is expected that substantially all of these workforce reductions would be completed by December 1996.

     As part of its overall goal to improve operating efficiencies, EDS is also in the process of evaluating certain aspects of its business to identify any redundant facilities and related assets which may no longer fit its long-term strategic objectives. Accordingly, the actions under consideration could include the elimination by EDS of certain business functions and consolidation of certain related facilities.

     EDS will incur a pre-tax non-recurring charge in the second quarter of 1996 in connection with the restructuring actions discussed above. The amount of the aggregate charge (including the employee related actions, asset writedowns, and other actions being considered) will depend on the number of employees who elect to accept early retirement offers and the determination of which EDS business functions and related facilities would be eliminated or consolidated. EDS estimates that all such actions could result in an aggregate pre-tax non-recurring charge in the second quarter of 1996 in the range of $500.0 million to $750.0 million (between $.66 and $.99 per share, after tax). A portion of the contemplated charge will be of a non-cash nature, the amount of which has not yet been determined. EDS expects that any restructuring actions implemented by it will result in savings commencing in the second half of 1996. The restructuring activities discussed above are not contingent upon approval or consummation of the Split-Off.

     Statements about the effect of EDS' actions and the possible amount of a non-recurring charge are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary.

RESULTS OF OPERATIONS

THREE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Revenues. The following table summarizes EDS' systems and other contracts revenues in each geographic operating segment for each of the years ended December 31, 1995, 1994 and 1993:

                      SYSTEMS AND OTHER CONTRACTS REVENUES

                                                                   1995         1994        1993
                                                                 ---------    --------    --------
                                                                           (IN MILLIONS)
OUTSIDE CUSTOMERS:
  United States...............................................   $ 5,794.9    $4,611.2    $4,004.5
  Europe......................................................     2,001.5     1,308.1       911.6
  Other.......................................................       734.6       493.6       267.5
                                                                 ---------    --------    --------
     TOTAL OUTSIDE CUSTOMERS..................................     8,531.0     6,412.9     5,183.6
                                                                 ---------    --------    --------
GM AND AFFILIATES:
  United States...............................................     2,926.1     2,764.4     2,574.5
  Europe......................................................       659.2       523.4       511.2
  Other.......................................................       305.8       259.4       238.0
                                                                 ---------    --------    --------
     TOTAL GM AND AFFILIATES..................................     3,891.1     3,547.2     3,323.7
                                                                 ---------    --------    --------
TOTAL SYSTEMS AND OTHER CONTRACTS REVENUES....................   $12,422.1    $9,960.1    $8,507.3
                                                                 =========    ========    ========
PERCENTAGE OF TOTAL REVENUES:
Outside Customers.............................................      69%          64%         61%
GM and Affiliates.............................................      31%          36%         39%
                                                                   ---          ---         ---
  Total.......................................................     100%         100%        100%
                                                                   ===          ===         ===

     Total revenues increased 25% in 1995 to $12,422.1 million from $9,960.1 million in 1994, which represented a 17% increase over 1993 total revenues of $8,507.3 million. Revenues from customers other than General Motors and its affiliates (outside customers) grew 33% in 1995 to $8,531.0 million, compared to a 24% increase in 1994 from $5,183.6 million in 1993. Total revenues related to GM and its affiliates were $3,891.1 million, $3,547.2 million, and $3,323.7 million in 1995, 1994 and 1993, respectively. The percentage of EDS' total revenues generated from GM and its affiliates declined to 31% in 1995 from 36% in 1994 and 39% in 1993. EDS expects this trend to continue as revenues from outside customers continue to grow.

     Total domestic revenues from outside customers increased 26% from $4,611.2 million in 1994 to $5,794.9 million for 1995. This compares with growth rates of 15% in 1994 and 8% in 1993. The increase in 1995 was attributable to full-year revenues on contracts which began in late 1994 and to revenues related to acquisitions, primarily the A.T. Kearney acquisition in August 1995. Domestic revenues from outside customers in 1994 increased over 1993 results due to revenues associated with new contracts signed in 1993 and 1994.

     During 1995, non-U.S. revenues from outside customers increased $934.4 million compared with an increase of $622.6 million in 1994 from $1,179.1 million in 1993. Growth in revenues from outside customers in Europe increased $693.4 million in 1995 from revenues associated with new contracts signed during 1994 and 1995, as well as certain acquisitions which occurred in late 1994 or 1995. In 1994, non-U.S. revenues from outside customers in Europe increased $396.5 million, or 43%, to $1,308.1 million.

     Other non-U.S. revenues from outside customers grew $241.0 million over 1994, to $734.6 million due to new contracts signed in Asia/Pacific and Canada, as well as full-year revenues from acquisitions in New Zealand which occurred in 1994. Other non-U.S. revenues from outside customers in 1994 was up $226.1 million over 1993 due in part to business in Japan and New Zealand.

     Costs and Expenses. Cost of revenues as a percentage of systems and other contracts revenues was 77% in 1995, compared with 76% in 1994 and 75% in 1993, and the higher costs are primarily due to the increasingly competitive environment in which EDS operates. Selling, general and administrative expenses increased 9% in 1995 to $1,291.5 million from $1,187.1 million in 1994, which increased 18% from 1993. Selling, general and administrative expenses were 10% of systems and other contracts revenues in 1995, down from 12% in 1994 and 1993 due to the fixed nature of certain of these costs.

     Operating Income. Operating income increased $285.4 million to $1,529.0 in 1995. Operating income was $1,243.6 million and $1,111.3 million for 1994 and 1993, respectively. Operating margins declined from 12.5% in 1994 to 12.3% in 1995 due to the aforementioned changes in costs and expenses, as well as increased reserves for certain customer receivables. The 1993 operating margin was 13.1%.

     Interest and Other Income, net. Interest and other income, net, decreased $102.6 million in 1995 to $(62.0) million, compared with $40.6 million in 1994 and $20.0 million in 1993. The primary reason for the decrease in 1995 was due to increased interest expense. Interest expense increased to $120.8 million in 1995, compared with $51.7 million in 1994 and $34.5 million in 1993. The increase in 1995 resulted from interest associated with the issuance of $350.0 million of 6.85% notes due May 15, 2000 (the "Five-year Notes") and $300.0 million of 7.125% notes due May 15, 2005 (the "Ten-year Notes"), as well as from other borrowings. These borrowings were used for general corporate purposes, including the repayment of outstanding commercial paper borrowings, property and equipment expenditures, acquisitions, and other contract-related investments to support business growth.

     Income Taxes. The effective income tax rate was 36% in 1995, 1994 and 1993.

     Net Income. EDS' separate consolidated net income increased 14% to $938.9 million in 1995, compared with $821.9 million for 1994 and $724.0 million in 1993. Earnings per share attributable to GM's Class E common stock increased 15% to $1.96 per share in 1995 and 13% to $1.71 per share in 1994, based on EDS' Available Separate Consolidated Net Income as described in Note 1 to EDS' Consolidated Financial Statements.

     EDS and its customers may, from time-to-time, modify their contractual arrangements. For customer contracts accounted for under the percentage-of-completion method, such changes would be reflected in results of operations as a cumulative change in accounting estimate in the period the revisions are determined.

FINANCIAL POSITION

     Assets. In 1995, EDS' total assets increased to $10,832.4 million, a 23% increase over total assets of $8,786.5 million at December 31, 1994. This change represents increases in accounts receivable and property and equipment for contract-related investments and an increase in intangible assets related to acquisitions, primarily the acquisition of A.T. Kearney. Accounts receivable from outside customers increased $789.9 million due to more competitive contract terms, receivables acquired in the A.T. Kearney acquisition ($149.3 million), and an increase in unbilled receivables on newer contracts.

     At December 31, 1995, EDS held cash and cash equivalents of $548.9 million, had working capital of $1,120.1 million, and a current ratio of 1.3-to-1. This compares to $480.9 million in working capital and a 1.2-to-1 current ratio at December 31, 1994.

     On August 31, 1995, EDS acquired A.T. Kearney, a Chicago-based international management consulting firm. At the acquisition date, EDS paid approximately $113 million in cash and $162 million in short and long-term notes to A.T. Kearney shareholders in connection with this acquisition. Additionally, the terms include restricted stock grants of approximately 6.6 million shares of GM Class E common stock, which will vest over a ten-year period for certain A.T. Kearney personnel remaining with EDS. Prior to December 31, 1995, EDS retired $80.9 million of short-term notes related to the acquisition. After the acquisition, EDS' Management Consulting Services unit was combined with A.T. Kearney to create a new wholly owned subsidiary operating under the A.T. Kearney brand.

     Return on assets was 9.6% in 1995, compared with 10.5% for 1994 and 11.1% for 1993. Return on assets has declined due to the increasing capital intensity of EDS' business and increased contract-related investments in computers and telecommunications equipment, software, and other property and equipment. Additionally, EDS' results for the year ended December 31, 1995, include the results of A.T. Kearney's operations only since the acquisition date.

     Liabilities and Stockholder's Equity. Total liabilities increased in 1995 to support business growth and as a result of the issuance of EDS' Five-year and Ten-year Notes. Additionally, EDS revised its agreement with a syndicate of banks, which increased EDS' committed lines of credit to $2,500.0 million. Total debt was $2,100.6 million and $1,224.4 million at December 31, 1995 and 1994, respectively, which consisted of long-and short-term notes payable. The total debt-to-capital ratio (which includes current notes payable as a component of capital) was 29.7% at December 31, 1995, and 22.4% at December 31, 1994. The ratio of noncurrent debt-to-capital was 27% at December 31, 1995, and 19% at December 31, 1994. At December 31, 1995, EDS had unused uncommitted short-term lines of credit totaling $728.2 million and unused committed lines of credit of $2,500.0 million. The unused committed lines of credit of $2,500.0 million serve as a backup facility for EDS' commercial paper borrowings. At December 31, 1995. EDS had total committed lines of credit of $2,515.5 million.

     Stockholder's equity was $4,978.5 million at December 31, 1995, and $4,232.5 million at December 31, 1994. Return on stockholder's equity was 20.4% in 1995, compared with 20.9% in 1994 and 21.7% in 1993.

     New Accounting Standards. The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which will become effective for fiscal years beginning in 1996. The Statement requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and for the measurement of loss to be based on the fair value of the asset. In addition, long-lived assets and certain identifiable intangibles to be disposed of are generally to be reported at the lower of the carrying amount or fair value less selling costs.

     As discussed above, EDS is in the process of evaluating certain aspects of its business to identify any redundant facilities and related assets which may no longer fit its long-term strategic objectives. Since this evaluation is not expected to be completed until the second quarter of 1996, EDS believes the effects of initially adopting SFAS No. 121 as of January 1, 1996, will be immaterial to its consolidated financial statements.

     The FASB has issued SFAS No. 123, Accounting for Stock-Based Compensation, which will become effective for fiscal years beginning in 1996. The Company intends to remain on Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for the preparation of its basic consolidated financial statements and provide pro forma disclosures as if the SFAS No. 123 fair value method had been applied. Accordingly, the Company expects no impact on the basic consolidated financial statements upon adoption of this Statement.

LIQUIDITY AND CAPITAL RESOURCES

     For the year ended December 31, 1995, net cash provided by operating activities was $1,259.0 million, down $273.5 million from the same period in 1994 due to increases in accounts receivable, including an increase in receivables from GM and its affiliates. For the year ended December 31, 1994, net cash provided by operating activities was $1,532.5 million, up $111.5 million from 1993, due in part to increases in accounts payable and accrued liabilities. Net cash provided by operating activities for 1993 consisted of depreciation and amortization as well as increases in working capital items.

     For the year ended December 31, 1995, net cash used in investing activities increased $241.8 million, to $1,781.5 million when compared to the same period for 1994. Net cash used in investing activities increased $472.0 million, to $1,539.7 million in 1994 from $1,067.7 million in 1993. Consistent with the increasing capital intensity of EDS' business, cash used in investing activities consisted largely of payments for purchases of property and equipment of $1,261.5 million, $1,186.0 million, and $816.4 million in 1995, 1994 and 1993, respectively. Additionally, EDS used cash for investments in leases and other assets and for payments related to acquisitions.

     Net cash provided by financing activities was $465.1 million for the year ended December 31, 1995, up $258.6 million from the corresponding period in 1994 due in part to the issuance of long-term debt and notes payable, particularly the issuance of the Five-year Notes and Ten-year Notes. For the year ended December 31, 1994, net cash provided by financing activities was $206.5 million, compared with cash used in financing activities of $378.2 million in 1993. EDS paid cash dividends to GM totaling $251.3 million, $231.1 million, and $192.1 million in 1995, 1994 and 1993, respectively.

     EDS expects that its principal uses of funds for the foreseeable future will be for capital expenditures, debt repayment, working capital and costs associated with the Split-Off, as well as the payment of the Special Inter-Company Payment to General Motors. Capital expenditures may consist of purchases of computer and telecommunications equipment, buildings and facilities, land, and software, as well as acquisitions. EDS' projected capital expenditures for 1996 are approximately $1,400.0 to $1,700.0 million. However, actual capital expenditures will depend to a significant extent on the level of acquisition and joint venture activities by EDS, as well as capital requirements for new business. EDS anticipates that cash flows from operations and unused borrowing capacity under its existing lines of credit will provide sufficient funds to meet its needs for at least the next year.

     As noted above, under the IT Services Agreements, the payment terms relating to IT services provided by EDS will be revised, beginning in 1997, over a two-year period to extend the due dates for payments from General Motors. These revised payment terms are expected to result in an increase in EDS' working capital requirements. EDS will obtain the funds for this working capital impact and for the Special Inter-Company Payment through borrowings under its existing commercial paper or bank credit facilities. EDS currently anticipates that it may seek to refinance such commercial paper or bank borrowings as part of its general plan to extend maturities of its indebtedness.

     The competitive environment and changing market forces are increasing the capital intensity of EDS' business. Increasing amounts of capital will be required by EDS in order to make investments in acquisitions, joint ventures and strategic alliances in other parts of the information industry and in new product development. In addition, information technology customer contracts frequently require investments in computers and telecommunications equipment, software, and other property, plant and equipment. For these reasons, EDS' ability to continue to access the capital markets on an efficient basis will become increasingly important to its ability to compete effectively.

     The Split-Off is intended, among other things, to afford EDS more flexible access to capital markets to meet its growing needs without regard to competing considerations of GM and its affiliates. Following the Split-Off, EDS may over time incur substantially more debt than it has while a subsidiary of GM. As a result, EDS' financial leverage may increase in the future. To the extent that EDS would become more highly leveraged following the Split-Off, EDS may be required to pay higher interest rates on its outstanding borrowings. In order to provide the funds necessary for EDS' future acquisition and expansion goals, EDS expects that it might incur, from time to time, additional bank financing and/or issue equity or debt securities, depending on market and other conditions.

                                    * * * *